October 22, 2004

For Immediate Release

Collegiate Pacific Sees Q1 Sales $27M+ vs. Estimates of $22.5M

• Net Sales and Earnings to exceed Q1 Analyst Estimates

•	Solid Organic Growth; Acquired Sales Force Fuels Growth

Dallas, TX. Collegiate Pacific (AMEX — BOO) today stated that it sees consolidated net sales for its first quarter ended Sept 30, 2004 exceeding $27M vs. $5.9M in the year ago period, and vs. consensus estimates of $22.5M.

Michael Blumenfeld, CEO, stated “ The combination of solid organic growth coupled with recent acquisitions created an outstanding quarter. The company’s newly acquired 120 man sales force produced impressive first quarter results. While we have not completed the financial reporting for the quarter, we expect net sales and earnings for the quarter will exceed analyst consensus expectations of $22.5M and $.13 respectively.”

The Company expects to report its first quarter earnings during the first part of November. More definitive information regarding an earnings release date and the Company’s Q1 earnings conference call will be forthcoming.

Collegiate Pacific is the nation’s fastest-growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4,500 products to 65,000 existing customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Collegiate Pacific
Michael or Adam Blumenfeld at 972-243-8100

Source: Collegiate Pacific